Exhibit 99.1

Valley Financial Corporation▲
                                                 _______________________________________________________

FOR RELEASE 4:00 p.m. July 26, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS RECORD EARNINGS
FOR THE QUARTER ENDED JUNE 30, 2012

ROANOKE, VIRGINIA (July 26, 2012) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the second quarter of 2012 and reported record net income of $1,869,000 and diluted earnings per share of $0.33 for the quarter ended June 30, 2012.  The quarterly results represent an increase of $210,000 and $0.03 per share from the most recent quarter and an increase of $653,000 and $0.12 per share from the quarter ended June 30, 2011.  Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, increased 67% to a record $1,624,000 as compared to $974,000 for the prior year’s second quarter. The Company’s earnings for the three-month period produced an annualized return on average total assets of 0.94% and an annualized return on average shareholder’s equity of 12.09% as compared to 0.61% and 8.50% for the same period last year.

“Valley Financial Corporation has delivered another record quarter of earnings to its shareholders, validating our belief that our long-standing business model and earnings engine are stronger than ever,” said Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial Corporation.  “We are encouraged that net loans grew for the second quarter in a row, our net interest margin continues to expand and we have been successful at gradually reducing our allowance for loan and lease losses as our asset quality has improved.  Additionally, we continue to be successful in growing our mortgage and wealth management lines of business which are critical to driving noninterest income growth.”

Select highlights:

•	Record quarterly earnings of $1,869,000 and $0.33 per diluted share, producing annualized return on average total assets of 0.94% and annualized return on average shareholder’s equity of 12.09%.
•	Loan demand improved slightly with an increase in loans outstanding of $22.8 million or nearly 5% over year-end balances.
•	Total deposits grew $31.4 million, or 5% when compared to December 31, 2011.
•	Net interest margin expansion of 6 basis points to 3.57% for the second quarter as compared to the linked quarter.
•	Noninterest income grew $279,000 or 39% as compared to the prior year’s second quarter, absent the gains realized on the sale of securities during the period last year.
•	Noninterest expense decreased $173,000 or 4% when compared to the prior year’s second quarter.

Net income for the six-month period ended June 30, 2012 was $3,528,000 compared to net income of $2,317,000 for the same period last year, an increase of $1,211,000, or 52%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $3,039,000 as compared to net income to common shareholders of $1,833,000 for the same period last year, an increase of 66%. Fully diluted earnings per common share were $0.63 for the six-month period ended June 30, 2012, a 62% increase over the $0.39 per common share for the same period last year.  The Company’s earnings for the six-month period produced an annualized return on average total assets of 0.90% and an annualized return on average shareholder’s equity of 11.56% as compared to 0.60% and 8.24% for the same period last year.

CAPITAL LEVELS STRONG AND IMPROVING
Valley Financial Corporation’s capital levels improved from prior quarter and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.51% and 14.77%, respectively, at June 30, 2012, improved from the 12.83% and 14.08% reported at June 30, 2011.  With the Company’s improved capital levels, the Company anticipates that it will be able to start incrementally redeeming its TARP preferred stock beginning later this year, subject to regulatory approval.

ASSET QUALITY IMPROVES
The Company’s ratio of non-performing assets as a percentage of total assets decreased 13 basis points to 3.99% as compared to 4.12% one year earlier.  Non-performing assets decreased $1.0 million from $32.8 million at June 30, 2011 to $31.8 million at June 30, 2012.  Non-performing assets at June 30, 2012 consisted of non-accrual loans of $6.4 million, foreclosed assets of $21.7 million, and troubled-debt restructurings of $3.7 million.  Non-performing assets at June 30, 2011 consisted of non-accrual loans of $10.0 million, foreclosed assets of $16.5 million, troubled-debt restructurings of $2.1 million, and loans totaling $4.2 million that were past due greater than 90 days and still accruing interest.

Net charge-offs as a percentage of average loans receivable was 0.05% for the second quarter of 2012, compared to 0.07% for the first quarter of 2012 and to 0.17% for the same quarter in the prior year.  Net charge-offs for the quarter ended June 30, 2012 were $243,000, in comparison to $363,000 for the first quarter of 2012 and $897,000 for the same quarter one year ago.

The Company recorded a negative provision for loan losses of $53,000 for the second quarter of 2012, as compared to a provision of $697,000 for the same period last year.  The negative provision for the second quarter is the result of principal payments made on impaired loans with valuation allowances, which reduced the valuation allowance required at June 30, 2012.

The ratio of allowance for loan losses as a percentage of total loans decreased from 1.96% at June 30, 2011 to 1.69% at June 30, 2012 and decreased from 1.80% at March 31, 2012.  At June 30, 2012, the Company’s total reserves amounted to $9.0 million, of which $2.0 million are specific reserves on impaired loans and $7.0 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 142% of the non-accrual loan balances as of June 30, 2012, up significantly from the 103% reported in the same period last year.

Gutshall stated, “While the Company’s non-performing assets remain higher than desired, 68% represents assets held in the Company’s foreclosed asset portfolio.  These specific assets were written down to fair market value at the time of foreclosure and are evaluated on a periodic basis for subsequent impairment. We have been successful in gradually reducing the level of the allowance for loan losses needed over the past 12 – 18 months based upon our significantly reduced level of charge-offs, reduction in overall watchlist credits, reduction in nonaccrual loans, as well as an overall reduction in new credits migrating to watchlist or impaired status.  While the economic environment remains tenuous, we are cautiously optimistic that this trend will continue.”

LOAN AND DEPOSIT GROWTH
At June 30, 2012, the Company’s total assets were $796.3 million, total deposits were $662.1 million, total loans stood at $531.4 million and total shareholders' equity was $64.2 million. Compared with June 30, 2011, the Company’s total assets remained relatively flat, while deposits increased by $7.6 million or 1%, total loans increased $5.9 million or 1% and total equity increased $5.9 million or 10%.  As compared to December 31, 2011, total assets increased by $22.8 million or 3%, total deposits increased by $31.4 million or 5%, total loans increased by $22.8 million or 5% and total equity increased $4.1 million or 7%.  Average loans for the second quarter of 2012 were $521.8 million, up 2% or $8.3 million as compared to the first quarter of 2012 while average securities were $194.5 million, up $9.0 million, or 5%, as compared to the first quarter of 2012.  Average deposits were $660.1 million, up $29.7 million or 5% as compared to the $630.4 million for the first quarter of 2012.

NET INTEREST INCOME IMPROVES
The Company’s net interest income was $6.5 million for the three months ended June 30, 2012, an increase of $212,000 or 3% compared to same period last year.  The Company’s net interest margin was 3.57% for the three months ended June 30, 2012, up 16 basis points compared to the 3.41% reported for the same period last year and up 6 basis points compared to the 3.51% reported for the linked quarter. The increase in net interest margin during the second quarter is the result of funding cost reductions as the Company’s average cost of funds during the second quarter of 2012 was 0.84%, down 32 basis points from the 1.16% reported in the same period last year.

Gutshall stated, “We have been quite successful in increasing our net interest margin despite the historically low interest rate environment that appears to have become the normal.  Our ability to successfully implement funding cost reductions across our deposit base without sacrificing liquidity has been the primary driver to our increased net interest margin.  However, we believe that continued margin expansion will be difficult due to the downward pressure we are seeing on yields in both our loan and investment portfolios.”

STRONG NONINTEREST INCOME
Noninterest income decreased $183,000 for the three-month period ended June 30, 2012, or 16%, compared to the same period last year, from $1,174,000 to $991,000.  However, included in the prior year results were gains taken on the sale of securities totaling $462,000.  Absent these gains, noninterest income improved $279,000 or 39%, led by the Company’s wealth management and mortgage divisions.  Brokerage fee income increased $105,000, or 109% and mortgage fee income increased $132,000 or 322%.  These two divisions outperformed the prior year’s six-month totals by $321,000 and $197,000 respectively.

OPERATING COSTS DECREASE
Non-interest expense for the second quarter of 2012 totaled $4.8 million, down $173,000 or 4% as compared to the quarter ended June 30, 2011. The Company’s efficiency ratio for the second quarter of 2012 was 63.37%, as compared to 65.86% for the same period last year.  Specific items to note are as follows:

•	Insurance expense decreased $215,000 or 40%;
•	Professional fees decreased by $152,000 or 39% due to reduced legal expenses;
•	Net foreclosed asset expense decreased by $247,000 or 59% due to reduced impairment losses taken on its foreclosed asset portfolio during the second quarter of 2012 as compared to 2011.

These reductions were offset by a $428,000 increase in compensation expense, which is the result of equity and merit increases for all employees which went into effect January 1, 2012, increased commissions in our Mortgage and Valley Wealth Management areas, and increased incentive and profit sharing accruals based upon the Company’s performance year-to-date.

FUTURE EXPANSION
“Due to the growth and success of our Mortgage division, we are pleased to announce that within the next 90 – 120 days we will be relocating our entire mortgage team to newly leased space at the Shoppes at West Village in Roanoke County,” Gutshall stated.  “Additionally we anticipate receiving approval from the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond to begin construction later this year on our ninth branch office which will be located on Challenger Avenue in Roanoke County at the Kroger Center at Bonsack.”

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 6/30/12	Three Months Ended 6/30/11
Net interest income, non tax-equivalent	$6,497	6,285
Less: tax-exempt interest income	(132)	(153)
Add: tax-equivalent of tax-exempt interest income	200	232
Net interest income, tax-equivalent	$6,565	6,364

Forward Looking Statements
Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands	(Unaudited) 6/30/12	(Audited) 12/31/11
Assets
Cash and due from banks	$6,918	$8,428
Interest-bearing deposits in banks	26,885	22,296
Total cash and cash equivalents	33,803	30,724

Securities available-for-sale	154,454	160,465
Securities held-to-maturity (fair value: 6/30/12: $28,437 12/31/11: $29,723)	27,069	28,770
Loans, net of allowance for loan losses, 6/30/12: $8,991; 12/31/11: $9,650	522,372	498,936
Foreclosed assets	21,713	17,040
Premises and equipment, net	7,882	7,491
Bank owned life insurance	16,881	16,565
Accrued interest receivable	2,280	2,401
Other assets	9,828	11,112
Total assets	$796,282	$773,504

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$18,186	$17,903
Interest-bearing deposits	643,963	612,805
Total deposits	662,149	630,708

Federal funds purchased and securities sold under agreements to repurchase	15,658	18,646
FHLB borrowings	33,000	43,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	482	533
Other liabilities	4,303	4,008
Total liabilities	732,088	713,391

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	15,750	15,661
Common stock, no par value; 10,000,000 shares authorized; 4,742,295 shares issued and outstanding at June 30, 2012 and 4,711,123 shares issued and outstanding at December 31, 2011	23,817	23,654
Retained earnings	23,171	20,131
Accumulated other comprehensive income (loss)	1,456	667
Total shareholders’ equity	64,194	60,113
Total liabilities and shareholders’ equity	$796,282	$773,504

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11
Interest Income:
Interest and fees on loans	$6,752	$6,996	$13,480	$14,047
Interest on securities–taxable	1,126	1,239	2,207	2,252
Interest on securities-nontaxable	132	153	265	313
Interest on deposits in banks	14	26	26	45
Total interest income	8,024	8,414	15,978	16,657
Interest Expense:
Interest on deposits	1,082	1,680	2,358	3,474
Interest on borrowings	335	345	676	774
Interest on junior subordinated debentures	99	94	200	187
Interest on federal funds purchased and securities sold under agreements to repurchase	11	10	22	21
Total interest expense	1,527	2,129	3,256	4,456
Net interest income	6,497	6,285	12,722	12,201
Provision for loan losses	(53)	697	(53)	261
Net interest income after provision for loan losses	6,550	5,588	12,775	11,940

Noninterest Income:
Service charges on deposit accounts	375	358	726	689
Income earned on bank owned life insurance	159	145	316	288
Mortgage fee income	173	41	305	108
Brokerage fee income, net	201	96	472	151
Realized gain on sale of securities	-	462	40	476
Other income	83	72	163	103
Total noninterest income	991	1,174	2,022	1,815

Noninterest Expense:
Compensation expense	2,609	2,181	5,239	4,528
Occupancy and equipment expense	393	407	770	800
Data processing expense	299	257	584	530
Advertising and marketing expense	111	104	199	183
Insurance expense	317	532	617	1,579
Professional fees	237	389	460	850
State franchise taxes	107	124	214	248
Foreclosed asset expense, net	169	416	442	615
Other operating expenses	599	604	1,187	1,139
Total noninterest expense	4,841	5,014	9,712	10,472
Income before income taxes	2,700	1,748	5,085	3,283

Income tax expense	831	532	1,557	966
Net income	$1,869	$1,216	$3,528	$2,317
Preferred dividends and accretion of discounts on warrants	245	242	489	484
Net income available to common shareholders	$1,624	$974	$3,039	$1,833

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

PER COMMON SHARE
Earnings per share – basic	$0.34	$0.21	$0.64	$0.39
Earnings per share – diluted	$0.33	$0.21	$0.63	$0.39
Book value			$9.91	$8.90

FINANCIAL RATIOS
Return on average assets	0.94%	0.61%	0.90%	0.60%
Return on average shareholders’ equity	12.09%	8.50%	11.56%	8.24%
Net interest margin (FTE)1	3.57%	3.41%	3.54%	3.38%
Efficiency - Consolidated	63.37%	65.86%	64.56%	73.10%
Net charge-off to average loans	0.05%	0.17%	0.12%	0.18%
Total risk based capital – Consolidated			14.77%	14.08%
Total risk based capital – Bank only			14.07%	13.03%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$9,650	$11,003
Provision for loan losses			(53)	261
Charge-offs			(630)	(1,029)
Recoveries			24	65
Ending balance			$8,991	$10,300

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.99%	4.12%
Allowance for loan losses to total loans			1.69%	1.96%
Allowance for loan losses to nonaccrual loans			141.5%	103.4%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$-	$4,219
Nonaccrual			6,353	9,959
Troubled Debt Restructuring			3,733	2,129
Foreclosed assets			21,713	16,531
Total nonperforming assets			$31,799	$32,838

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets.  The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”